Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

TRACON PHARMACEUTICALS, INC.

The undersigned, Charles P. Theuer, hereby certifies that:

1.                                    He is the duly elected and acting President of TRACON Pharmaceuticals, Inc., a Delaware corporation.

2.                                    The Certificate of Incorporation of this corporation was originally filed with the Secretary of State of Delaware on October 28, 2004 under the name of Lexington Pharmaceuticals, Inc.

3.                                    The Restated Certificate of Incorporation of this corporation shall be amended and restated to read in full as follows:

ARTICLE I

The name of this corporation is TRACON Pharmaceuticals, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV

(A)                          Classes of Stock.  The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares which the Corporation is authorized to issue is 64,900,000 shares, each with a par value of $0.001 per share.  40,000,000 shares shall be Common Stock and 24,900,000 shares shall be Preferred Stock.

(B)                           Powers, Preferences Rights, and Restrictions of Preferred Stock.  The Preferred Stock authorized by this Restated Certificate of Incorporation (the “Restated Certificate”) may be issued from time to time in one or more series.  The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 12,400,000 shares.  The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 12,500,000 shares.  The powers, preferences, rights, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1.                                    Dividend Provisions.

(a)                               No dividend or distribution (other than a dividend payable solely in Common Stock and other than a distribution pursuant to Section 2 below) shall be paid or set aside for payment on shares of Common Stock unless in such fiscal year there shall have been paid, or set aside for payment in such fiscal year, dividends, out of any assets legally available therefor, at the rate of eight percent (8%) of the Series A Original Issue Price (as defined below) or the Series B Original Issue Price (as defined below), as applicable, (as adjusted for stock splits, stock dividends, reverse stock splits, reclassifications and the like (collectively, “Stock Split Changes”) with regard to the Preferred Stock) per annum on each outstanding share of Preferred Stock.   Such Preferred Stock dividends shall not be cumulative and shall be payable when, as and if declared by the Board of Directors of the Corporation (the “Board of Directors”).  The “Series A Original Issue Price” shall be $2.00 for each share of the Series A Preferred Stock.  The “Series B Original Issue Price” shall be $2.1935 for each share of the Series B Preferred Stock.

(b)                              So long as any shares of Preferred Stock are outstanding, the Corporation shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends (set forth in Section 1(a) above) on the Preferred Stock shall have been paid or declared and set apart, except for:

(i)                                  acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares at no greater than cost upon termination of services to the Corporation; or

(ii)                              acquisitions of Common Stock in exercise of the Corporation’s right of first refusal or similar right to repurchase such shares.

(c)                               After payment of such Preferred Stock dividends, in the event a dividend or distribution (other than a dividend payable solely in Common Stock and other than a distribution pursuant to Section 2 below) shall be paid or set aside for payment on shares of Common Stock, an additional dividend or distribution shall be concurrently paid or set aside with respect to each outstanding share of Preferred Stock in an amount per share (on an as-if-converted to Common Stock basis) equal to or greater than the amount paid or set aside for each share of Common Stock.

(d) The provisions of Section 1(b) and 1(c) shall not apply to:

(i)                                  a dividend payable solely in Common Stock; or

(ii)                              any repurchase of any outstanding securities of the Corporation that is unanimously approved by the Board of Directors.

2.                                    Liquidation.

(a)                               Series B Preferred Stock Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or a Liquidation Transaction (as defined below), the holders of the Series B Preferred Stock shall be entitled to receive, from the assets legally available therefor prior and in preference to any distribution of any of the assets of the Corporation to the holders of Series A Preferred Stock or Common Stock by reason of their ownership thereof, an amount per share equal to the Series  B Original Issue Price (as adjusted for Stock Split Changes) for each share of Series B Preferred Stock then held by them plus an amount equal to any declared but unpaid dividends on such shares of Series B Preferred Stock.  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series B Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive in respect of his, her or its ownership of Series B Preferred Stock.

(b)                              Series A Preferred Stock Preference.  Upon the completion of the distribution required by Section 2(a) above, in the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, or a Liquidation Transaction, the holders of the Series A Preferred Stock shall be entitled to receive, from the assets legally available therefor prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the Series A Original Issue Price (as adjusted for Stock Split Changes) for each share of Series A Preferred Stock then held by them plus an amount equal to any declared but unpaid dividends on such shares of Series A Preferred Stock.  If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock in proportion to the preferential amount each such holder would otherwise be entitled to receive in respect of his, her or its ownership of Series A Preferred Stock.

(c)                               Remaining Assets.  Upon the completion of the distribution required by Sections 2(a) and 2(b) above, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of the Series B Preferred Stock, the holders of Series A Preferred Stock and the holders of Common Stock, pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Preferred Stock into Common Stock).

(d)                             Certain Acquisitions of the Corporation.

(i)                                  Deemed Liquidation.  For purposes of this Section 2, a “Liquidation Transaction” means an Acquisition of the Corporation (as defined below), provided that if the holders of a majority of each of the: (i) Series B Preferred Stock then outstanding, voting as a separate series and (ii) Series A Preferred Stock then outstanding, voting as a separate series, elect not to treat the transaction as a Liquidation Transaction, an Acquisition of the Corporation shall be deemed not to constitute a Liquidation Transaction.  A Liquidation Transaction shall be treated as though it were a liquidation, for purposes of triggering an immediate obligation to pay the liquidation preference of the Preferred Stock pursuant to Sections 2(a), 2(b) and 2(c) above.

An “Acquisition of the Corporation” means (i) a sale, conveyance, exclusive license or other disposition of all or substantially all of the assets of the Corporation, which shall be deemed to include without limitation an exclusive license of TRC105, or (ii) a merger or consolidation with or into any other entity, unless the stockholders of the Corporation immediately before the transaction own 50% or more of the voting stock of the acquiring or surviving corporation following the transaction (taking into account, in the numerator, only stock of the Corporation held by such stockholders before the transaction and stock issued in respect of such prior-held stock of the Corporation), or (iii) any other transaction which results in (assuming an immediate and maximum exercise/conversion of all derivative securities issued in the transaction) the holders of the Corporation’s capital stock as of immediately before the transaction owning less than 50% of the voting power of the Corporation’s capital stock as of immediately after the transaction, provided, however, that an equity financing transaction in which the Corporation is the surviving corporation, retains substantially all of the proceeds of such transaction for working capital or other operational purposes, including acquisitions, and does not (directly or through a subsidiary) receive any assets other than cash and rights to receive cash shall be deemed not to constitute an Acquisition of the Corporation.  A series of related transactions shall be deemed to constitute a single transaction, and where such transactions involve securities issuances, they shall be deemed “related” if under applicable securities laws they would be treated as integrated.

(ii)                              Mechanics of Payment.  All consideration payable to the stockholders of the Corporation in connection with any such merger or consolidation, or all consideration payable to the Corporation and distributable to its stockholders, together with all other available assets of the Corporation (net of obligations owed by the Corporation that are senior to the Series B Preferred Stock), in connection with any such asset sale, shall be, as applicable, paid by the purchaser to the holders of, or distributed by the Corporation in redemption (out of funds legally available therefor) of, the Preferred Stock and any Common Stock in accordance with the preferences and priorities set forth in Sections 2(a), 2(b) and 2(c) above, with such preferences and priorities specifically intended to be applicable in any such merger, consolidation or asset sale, as if such transaction were a liquidation.  In furtherance of the foregoing, the Corporation shall take such actions as are necessary to give effect to the provisions of this Section 2(d), including without limitation, (i) in the case of a merger or consolidation, causing the definitive agreement relating to such merger or consolidation to provide for a rate at which the shares of Preferred Stock are converted into or exchanged for cash, new securities or other property which gives effect to the preferences and priorities set forth in Sections 2(a), 2(b) and 2(c) above, or (ii) in the case of an asset sale, promptly and in no event later than 90 days after the consummation of such asset sale, redeeming the Preferred Stock and any Common Stock in accordance with the preferences and priorities set forth in Sections 2(a), 2(b) and 2(c) above.  The Corporation shall promptly provide to the holders of shares of Preferred Stock such information concerning the terms of such merger, consolidation or asset sale, and the value of the assets of the Corporation as may reasonably be requested by the holders of Preferred Stock.  The amount deemed distributed to the holders of Preferred Stock upon any such transaction shall be the cash or the value of the property, rights or securities distributed to such holders by the Corporation or the acquiring person, firm or other entity, as applicable; provided, however, that any such distributions must be made in the same ratio of cash and non-cash consideration to all of the holders of the Corporation’s capital stock, unless otherwise approved by holders of a majority of the Preferred Stock then outstanding, voting together as a single class on an as-converted basis, and except to the extent necessary to cash out any holders who would otherwise receive securities that are not registered under the Securities Act of 1933 and who are not “accredited investors” as defined in Regulation D promulgated under such Act.

(iii)                          Valuation of Consideration.  In the event of a Liquidation Transaction, if all or a portion of the consideration received by the Corporation is other than cash, its value will be set at its fair market value.  Any securities shall be valued as follows:

(A)                          Securities not subject to investment letter or other similar restrictions on free marketability:

(1)                              If traded on a securities exchange, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors acting in good faith and derived from the closing prices of the securities on such exchange over a specified time period;

(2)                              If actively traded over-the-counter, the value shall be based on the formula specified in the definitive agreements for the Liquidation Transaction or, if no such formula exists, then the value of such securities shall be based on a formula approved by the Board of Directors acting in good faith and derived from the closing bid or sales prices (whichever is applicable) of such securities over a specified time period; and

(3)                              If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B)                           The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as specified above in Section 2(d)(iii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iv)                          Allocation of Escrow and Contingent Consideration.  In the event of a Liquidation Transaction, if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the definitive agreement relating to such Liquidation Transaction shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a), 2(b) and 2(c) above as if the Initial Consideration were the only consideration payable in connection with such Liquidation Transaction; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a), 2(b) and 2(c) above after taking into account the previous payment of the Initial Consideration as part of the same transaction.  For the purposes of this Section 2(d)(iv), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Transaction shall be deemed to be Additional Consideration.

(v)                              Effect of Noncompliance.  In the event the requirements of this Section 2(d) are not complied with, the Corporation shall forthwith either cause the closing of the Liquidation Transaction to be postponed until such requirements have been complied with, or cancel such Liquidation Transaction, in which event the rights, preferences, privileges and restrictions of the holders of Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existing immediately before the date the notice of the Liquidation Transaction should first have been sent pursuant to Article IV(D)(2).

3.                                    Redemption.

(a)                               The Corporation shall redeem, from any source of funds legally available therefor, the Preferred Stock in three annual installments (each a “Redemption Date”) commencing not more than 60 days after receipt by the Corporation at any time on or after September 19, 2019, from the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis, of written notice requesting redemption of all shares of Preferred Stock (the “Redemption Request”).  The Corporation shall effect such redemptions on the applicable Redemption Dates by paying in cash in exchange for the shares of Preferred Stock to be redeemed a sum equal to the Series A Original Issue Price or the Series B Original Issue Price, as applicable (each, as adjusted for Stock Split Changes), plus an amount equal to any declared but unpaid dividends on such shares of Preferred Stock (the “Redemption Price”).  The number of shares of Preferred Stock that the Corporation shall be required under this Section 3(a) to redeem on any one Redemption Date shall be equal to the amount determined by dividing (i) the aggregate number of shares of Preferred Stock outstanding immediately prior to the Redemption Date by (ii) the number of remaining Redemption Dates (including the Redemption Date to which such calculation applies).

(b)                          At least 15 but no more than 30 days prior to each Redemption Date written notice shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day immediately preceding the day on which notice is given) of the Preferred Stock to be redeemed, at the address last shown on the records of the Corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder’s certificate or certificates representing the shares to be redeemed (the “Redemption Notice”).  On or after the Redemption Date, each holder of Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares (or a reasonably acceptable affidavit and indemnity undertaking, but without the necessity of posting any bond, in the case of a lost, stolen or destroyed certificate), in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates (or affidavit) as the owner thereof and each surrendered certificate shall be cancelled.  In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(c)                               From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of the Preferred Stock designated for redemption in the Redemption Notice as holders of Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate, certificates or affidavit) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.  If the Corporation does not have sufficient funds legally available to redeem all shares of Preferred Stock to be redeemed at a Redemption Date, then it shall redeem such shares in the order of priority as set forth immediately below, in each case, to the extent possible, and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.  The Corporation shall first redeem all shares of Series B Preferred Stock subject to redemption on such Redemption Date; after all shares of Series B Preferred Stock to be redeemed on such Redemption Date have been so redeemed, the Corporation shall next redeem all shares of Series A Preferred Stock subject to redemption on such Redemption Date; provided, in either case, that if the Corporation does not have sufficient funds legally available to redeem all shares of a particular series of Preferred Stock to be redeemed on such Redemption Date, then it shall redeem such shares of such series pro rata (based on the portion of the aggregate Redemption Price payable in respect of the shares of the applicable series of Preferred Stock that are subject to redemption on such Redemption Date).  The shares of Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

4.                                    Conversion.  The holders of the Preferred Stock shall have conversion rights and obligations as follows:

(a)                               Right to Convert.  Subject to Section 4(d) below, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price or the Series B Original Issue Price, as applicable (and as adjusted for Stock Split Changes), by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.  The initial Conversion Price per share of Series A Preferred Stock shall be the Series A Original Issue Price (as adjusted for Stock Split Changes) and the initial Conversion Price per share of Series B Preferred Stock shall be the Series B Original Issue Price (each, as adjusted for Stock Split Changes).  Each such initial Conversion Price shall be subject to adjustment as set forth in Section 4(d) below.

(b)                              Mandatory Conversion.  Each share of Preferred Stock shall be automatically, and without any further action on the part of the holder thereof, converted into shares of Common Stock at the applicable Conversion Price at the time in effect for such share immediately upon the earlier of (i) upon the date specified by the vote or written consent of the holders of a majority of the then-outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis or (ii) immediately before the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), which results in aggregate gross offering proceeds to the Corporation (before deducting underwriting discounts and commissions) of at least $30,000,000 (such transaction, a “Qualified IPO”).

(c)                               Mechanics of Conversion.  Before any holder of Preferred Stock shall be entitled (i) to convert such Preferred Stock into shares of Common Stock pursuant to Section 4(a) above or (ii) in the event of an automatic conversion pursuant to Section 4(b) above, to receive a certificate or certificates for the Common Stock into which such holder’s Preferred Stock has been converted, the holder shall surrender the certificate or certificates therefor, duly endorsed (or a reasonably acceptable affidavit and indemnity undertaking, but without the necessity of posting any bond, in the case of a lost, stolen or destroyed certificate), at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and, in the case of an election to convert pursuant to Section 4(a) above, shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, and a certificate for the remaining number of shares of Preferred Stock if less than all of the Preferred Stock evidenced by the certificate were surrendered.  Such conversion shall be deemed to have been made immediately before the close of business on (i) the date of such surrender of the shares of  such series of Preferred Stock to be converted together with written notice of conversion or (ii) if applicable, at the time of automatic conversion specified in Section 4(b) above (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with an underwritten public offering of securities registered pursuant to the Securities Act or a Liquidation Transaction, the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering or the closing of such Liquidation Transaction, in which event any persons entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately before the closing of such sale of securities or such Liquidation Transaction.

(d)                             Conversion Price Adjustments of Preferred Stock for Certain Stock Splits, Stock Dividends, Combinations/Reverse Splits and Dilutive Issuances.  The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)                                  Stock Splits and Dividends.  In the event the Corporation should at any time after the date upon which any shares of  Preferred Stock were first issued (the

“Original Issue Date” with respect to such series) effectuate a split or subdivision of the outstanding shares of Common Stock or fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or in securities or rights convertible into or exchangeable or exercisable for, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock (“Common Stock Equivalents”), without payment of any consideration, other than in the form of Corporation securities, by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion, exchange or exercise thereof), then, as of such split or subdivision or as of such record date (or the payment date of such dividend or distribution if no record date is fixed), the Conversion Price of the Preferred Stock shall be decreased by multiplying the previously applicable Conversion Price by a fraction whose numerator is the number of shares of Common Stock outstanding immediately before the split, subdivision or record date (or payment date) and whose denominator is (a) in the case of a split or subdivision, the number of shares of Common Stock outstanding immediately after the split or subdivision, (b) in the case of such a dividend/distribution record date, the sum of the number of shares of Common Stock outstanding immediately before such record date plus the number of shares of Common Stock issuable in such dividend/distribution plus the number of shares of Common Stock deemed issuable (without payment) as to any Common Stock Equivalents issuable in such dividend/distribution, with the number of shares issuable with respect to Common Stock Equivalents determined in the manner provided for deemed issuances in Section 4(d)(iii)(C) below (subject to possible future recomputation in accordance therewith), and (c) in the case of such a dividend/distribution paid without the setting of a record date, the sum of the number of shares of Common Stock outstanding immediately before such dividend/distribution plus the number of shares of Common Stock issued in such dividend/distribution plus the number of shares of Common Stock deemed issuable (without payment) as to any Common Stock Equivalents issued in such dividend/distribution, with the number of shares issuable with respect to Common Stock Equivalents determined in the manner provided for deemed issuances in Section 4(d)(iii)(C) below (subject to possible future recomputation in accordance therewith).

(ii)                              Reverse Stock Splits.  If the number of shares of Common Stock outstanding at any time after the Original Issue Date for such series of the Preferred Stock is decreased by a reverse split or combination of the outstanding shares of Common Stock, then, as of such reverse split or combination, the Conversion Price for the Preferred Stock shall be increased by multiplying the previously applicable Conversion Price by a fraction whose numerator is the number of shares of Common Stock outstanding immediately before the reverse split or combination and whose denominator is the number of shares of Common Stock outstanding immediately after the reverse split or combination.

(iii)                          Issuance of Additional Shares below Conversion Price.  If the Corporation should issue, at any time after the Original Issue Date for such series of Preferred Stock, any Additional Shares (as defined below) without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately before the issuance of such Additional Shares, the Conversion Price for such series in effect immediately before each such issuance shall automatically be adjusted as set forth in this Section 4(d)(iii), unless otherwise provided in this Section 4(d)(iii).

(A)                          Adjustment Formula.  Whenever the Conversion Price is adjusted pursuant to this Section (4)(d)(iii), the new Conversion Price shall be determined by multiplying the Conversion Price then in effect by a fraction, (x) the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of Additional Shares, including the number of shares of common stock deemed issued pursuant to the following sentence (together, the “Outstanding Common”) plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and (y) the denominator of which shall be the number of shares of Outstanding Common plus the number of shares of such Additional Shares.  For purposes of the foregoing calculation, the term “Outstanding Common” as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which could be obtained through the exercise or conversion of all other rights, options and convertible securities outstanding on the date immediately preceding the given date with an exercise price below the then effective Conversion Price.

(B)                           Definition of “Additional Shares”.  For purposes of this Section 4(d)(iii), “Additional Shares” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(iii)(C)) below by the Corporation after the Original Issue Date for the applicable series) other than the following (the “Exempted Securities”):

(1)                              Common Stock issued pursuant to a transaction described in Section 4(d)(i), Section 4(d)(ii), Section 4(e) or Section 4(f) hereof;

(2)                              Common Stock issued upon conversion of or as a dividend or distribution on the Preferred Stock;

(3)                              Common Stock issued or issuable to employees, officers, consultants or directors of the Corporation, or other persons performing services for the Corporation, directly or pursuant to warrants, a stock option plan or agreement or restricted stock plan or agreement, in each case, approved by the Board of Directors, including at least one of the Series A Directors and the Series B Director (each as defined below) then in office, if any;

(4)                              Capital stock, or options or warrants to purchase capital stock, issued to financial institutions with federal or state charters or to lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions approved by the Board of Directors, including at least one of the Series A Directors and the Series B Director then in office, if any;

(5)                              Common Stock or other underlying security actually issued upon the conversion, exchange or exercise of any derivative security outstanding as of the date of this Restated Certificate; or

(6)                              Common Stock issued or issuable with the affirmative vote or written consent of holders of a majority of the then outstanding shares of each affected series of Preferred Stock, voting as separate series, in favor of a resolution which expressly states that such Common Stock are Exempted Securities.

(C)                           Rules Regarding Common Stock Equivalents.  If (whether before, on or after the applicable Original Issue Date), Common Stock Equivalents are issued, the following provisions shall apply for all purposes of this Section 4(d)(iii):

(1)                              The aggregate maximum number of shares of Common Stock deliverable upon conversion, exchange or exercise (assuming the satisfaction of any conditions to convertibility, exchangeability or exercisability, including, without limitation, the passage of time, and including the effect of antidilution adjustments that have already been made) of any Common Stock Equivalents and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such Common Stock Equivalents were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such Common Stock Equivalents (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (but including the effect of antidilution adjustments that have already been made) upon the conversion, exchange or exercise of any Common Stock Equivalents (the consideration in each case to be determined in the manner provided in Section 4(d)(iii)(F)) below).

(2)                              In the event of any change in the number of shares of Common Stock deliverable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents or in the consideration payable to the Corporation upon conversion, exchange or exercise of any Common Stock Equivalents, other than a change resulting from the antidilution provisions thereof, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the conversion, exchange or exercise of such Common Stock Equivalents.

(3)                              Upon the termination or expiration of the convertibility, exchangeability or exercisability of any Common Stock Equivalents, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such Common Stock Equivalents, shall be recomputed to reflect the issuance of only the number of shares of Common Stock Equivalents that remain convertible, exchangeable or exercisable and the number of shares of Common Stock previously actually issued upon the conversion, exchange or exercise of such Common Stock Equivalents.

(D)                          No Increased Conversion Price.  Notwithstanding any other provisions of this Section (4)(d)(iii), except to the limited extent provided for in Sections 4(d)(iii)(C)(2) and 4(d)(iii)(C)(3) above, no adjustment of the Conversion Price pursuant to this Section 4(d)(iii) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately before such adjustment.

(E)                            No Fractional Adjustments.  No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one quarter (1/4) of one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made before three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(F)                             Determination of Consideration.  In the case of the issuance of securities for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.  In the case of the issuance of the Securities for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board of Directors, including at least one of the Series A Directors and the Series B Director then in office, if any, irrespective of any accounting treatment.

(e)                               Other Distributions.  In the event the Corporation shall declare a distribution (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)) payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i) or 4(d)(ii) above, then, in each such case for the purpose of this Section 4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(f)                                Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock or the merger or consolidation of the Corporation with or into another corporation or another entity or person (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2 of this Article IV(B)), as part of such recapitalization, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g)                              No Fractional Shares and Certificate as to Adjustments.

(i)                                  No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share.  The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.  If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board of Directors.

(ii)                              Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of  Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Preferred Stock.

(h)                              Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of such series of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of such series of Preferred Stock, in addition to such other remedies as shall be available to the holders of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in commercially reasonable efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate.

(i)                                  Payment of Taxes.  The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Preferred Stock, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered.

5.                                    Voting Rights.

(a)                               General.  Except as expressly provided in this Restated Certificate or as provided by law, the holders of Preferred Stock shall have the same right to vote or act on all matters on which the holders of Common Stock have the right to vote or act and the holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting or action as to such matters on the same basis as the holders of Common Stock, and the holders of Common Stock and Preferred Stock shall vote together or act together thereon as if a single class on all such matters.  Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held, and each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could then be converted.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could then be converted) shall be rounded downward to the nearest whole number.

(b)                              Election of Directors.  The holders of record of the shares of Series B Preferred Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation (the “Series B Director”), the holders of record of the shares of Series A Preferred Stock, exclusively and as a separate class, shall be entitled to elect three directors of the Corporation (the “Series A Directors” and, together with the Series B Director, the “Preferred Directors”), the holders of record of the shares of Preferred Stock, exclusively and voting together as a single class on an as-converted basis, shall be entitled to elect one director of the Corporation and the holders of record of the shares of Common Stock, exclusively and as a separate class, shall be entitled to elect one director of the Corporation.   Any director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of capital stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders.  If the holders of shares of Series B Preferred Stock, Series A Preferred Stock, Preferred Stock or Common Stock, as the case may be, fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to the first sentence of this Section 5(b), then any directorship not so filled shall remain vacant until such time as the holders of the Series B Preferred Stock, Series A Preferred Stock, Preferred Stock or Common Stock, as the case may be, elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by stockholders of the Corporation other than by the stockholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class.  The holders of record of the shares of Common Stock and Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect the balance of the total number of directors of the Corporation.  At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.  Except as otherwise provided in this Section 5(b), a vacancy in any directorship filled by the holders of any class or series shall be filled only by vote or written consent in lieu of a meeting of the holders of such class or series or by any remaining director or directors elected by the holders of such class or series pursuant to this Section 5(b).

(c)                               No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Corporation is subject to Section 2115(b) of the California General Corporation Law (“CGCL”).  During such time or times that the Corporation is subject to Section 2115(b) of the CGCL, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder thinks fit.  No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (a) the names of such candidate or candidates have been placed in nomination prior to the voting and (b) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes.  If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination.  Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(d)                             During such time or times that the Corporation is subject to Section 2115(b) of the CGCL, the Board of Directors or any individual director may be removed from office at any time without cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such removal; provided, however, that unless the entire Board is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

6.                                    Protective Provisions.

(a)                               At any time when at least ten percent (10%) of the shares of Preferred Stock originally issued remain outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise, and either directly or indirectly by subsidiary) without first obtaining the approval (by the written consent or affirmative vote) of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted basis (in addition to any other vote required by law or the Certificate of Incorporation):

(i)                                  effect (1) a liquidation, dissolution or winding up of the Corporation, (2) an Acquisition of the Corporation, or (3) any other merger or consolidation of the Corporation, or a subsidiary of the Corporation, with or into any other entity;

(ii)                              amend, alter or repeal any provision of this Restated Certificate or Bylaws of the Corporation, whether by merger, consolidation or otherwise;

(iii)                          effect any recapitalization or reclassification of any shares of the Corporation’s outstanding capital stock;

(iv)                          increase or decrease (other than by conversion or in accordance with the redemption provisions of this Restated Certificate) the total number of authorized shares of Common Stock, Preferred Stock or any series of Preferred Stock;

(v)                              create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the rights, preferences and privileges with respect thereto rank junior to the Series A Preferred Stock and the Series B Preferred Stock;

(vi)                          purchase or redeem (or permit any subsidiary to purchase or redeem) or pay or declare any dividend or make any distribution on, any shares of capital stock of the Corporation, or repay any loans to any holders of capital stock of the Corporation other than (1) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, (2) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock and (3) repurchases of stock issued pursuant to options or restricted stock purchase agreements approved by the Board of Directors, including the approval of at least one of the Preferred Directors, from former employees, officers, directors, consultants or other persons who performed services for the Corporation or any subsidiary in connection with the cessation of such employment or service at not more than the original purchase price thereof;

(vii)                      create, or authorize the creation of, or issue, or authorize the issuance of any debt security or other indebtedness, or permit any subsidiary to take any such action with respect to any debt security or other indebtedness, if the aggregate indebtedness of the Corporation and its subsidiaries for borrowed money following such action would exceed $500,000, other than trade payables incurred in the ordinary course of business;

(viii)                  increase in the number of shares authorized for issuance under the Company’s existing equity incentive plan or create, or authorize the creation of, any equity incentive plan, in each case unless approved by the Board of Directors, including at least one of the Series A Directors and the Series B Director then in office, if any; or

(ix)                          change the authorized number of directors of the Corporation.

(b)                              At any time when at least twenty-five percent (25%) of the originally issued shares of a series of Preferred Stock are issued and outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise, and either directly or indirectly by subsidiary) without first obtaining the approval (the written consent or affirmative vote) of the holders of a majority of the then outstanding shares of such series of Preferred Stock, voting together as a separate series (in addition to any other vote required by law or the Certificate of Incorporation): effect an amendment, alteration, or repeal of any provision of the Restated Certificate or the Bylaws of the Corporation that alters or changes the voting or other powers, preferences or other special rights, privileges or restrictions of such series of Preferred Stock (whether by merger, consolidation or otherwise) so as to adversely affect the rights, preferences and privileges of such series of Preferred Stock and in a manner different than any other series of Preferred Stock (it being understood that a series of Preferred Stock shall not be affected differently because of the proportional differences in the amounts of respective issue prices, liquidation preferences and redemption prices that arise out of differences in the original issue price vis-à-vis other series of Preferred Stock).

7.                                    Status of Converted Stock.  In the event any shares of Preferred Stock shall be converted pursuant to Section 4 above, the shares so converted shall be cancelled and shall not be issuable by the Corporation.  This Restated Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

8.                                    Repurchase of Shares.  If and to the extent the Corporation may from time to time be or become subject to certain provisions of the CGCL pursuant to the operation of Section 2115 thereof, each holder of an outstanding share of Preferred Stock shall be deemed to have waived application of Section 500 (or for purposes of former Sections 502 and 503 of the CGCL, and any successor provisions thereto) of the CGCL to the repurchase by the Corporation at a price not greater than the original purchase price of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors or other persons performing services for the Corporation or a subsidiary of the Corporation that are subject to restricted stock purchase agreements or stock option exercise agreements, which agreements were authorized by the approval of the Board of Directors and under which the Corporation has the option to repurchase such shares: (i) upon the occurrence of certain events, such as the termination of employment or services; or (ii) pursuant to the Corporation’s exercise of rights of first refusal to repurchase such shares.  Each holder of an outstanding share of Preferred Stock shall be deemed to agree that any such distributions can be made without regard to the “preferential rights amount” or “preferential rights” or “preferential dividends arrears amount” referenced in Section 500(b) of the CGCL.

(C)                           Common Stock.  The powers, rights and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1.                                    Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, (including without limitation the holders of Preferred Stock), the holders of the Common Stock shall be entitled to receive, on a pro rata basis, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.                                    Liquidation Rights.  Upon the liquidation, dissolution or winding up of the Corporation, or the occurrence of a Liquidation Transaction, the assets of the Corporation shall be distributed as provided in Section 2 of Article IV(B) of this Restated Certificate.

3.                                    Redemption.  The Common Stock are not redeemable.

4.                                    Voting Rights.  Each holder of Common Stock shall have the right to one vote per share of Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.  Subject to Article IV(B)(6)(a)(iv) of this Restated Certificate, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law.

(D)                          Notices.

1.                                    Notices.  Except as otherwise set forth in this Restated Certificate, any notice required by the provisions of this Restated Certificate to be given to stockholders shall be in writing and shall be deemed given, subject to the additional provisions outlined below on the earliest of the following:  (i) at the time of personal delivery, if delivery is in person; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or five (5) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) five (5) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.  All notices for delivery outside the United States will be sent by facsimile (or by other electronic communication in compliance with the provisions of the Delaware General Corporation Law) or by express courier.  All notices not delivered personally or by facsimile (or other electronic communication) will be sent with postage and/or other charges prepaid, and properly addressed to the party to be notified at the address, facsimile number or electronic mail address (if applicable) last shown on the records of the Corporation for such stockholder.  Notwithstanding the other provisions of this Restated Certificate, all notice periods or notice requirements in this Restated Certificate may be shortened or waived, either before or after the action for which notice is required, upon the written consent of the holders of (i) a majority of the Preferred Stock then outstanding, voting together as a single class on an as-converted basis and (ii) a majority of the outstanding shares that are entitled to such notice rights.

2.                                    Notices of Liquidation Transaction.  The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Transaction not later than 10 days before the stockholders’ meeting (if any) called to approve such Liquidation Transaction, or 10 days before the closing of such Liquidation Transaction, whichever is earlier, and shall also notify such holders in writing of the final approval (if any) and closing of such Liquidation Transaction.  The first of such notices shall describe the material terms and conditions of the impending Liquidation Transaction and the provisions of Section 2 of Article IV(B) and the Corporation shall thereafter give such holders prompt notice of any material changes.  Unless such notice requirements are waived, the Liquidation Transaction shall not take place sooner than 10 days after the Corporation has given the first notice provided for herein or sooner than 10 days after the Corporation has given notice of any material changes provided for herein.

3.                                    Notices of Record Date.  In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall deliver to each holder of each affected class, at least 10 days before the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(E)                            Waiver.  Except for Sections 2(a), 2(b), 2(d)(i), 3(c), 4(d)(iii)(B)(6), 5(b), and 6(b) of Article IV(B) of this Restated Certificate, any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of a majority of the shares of Preferred Stock then outstanding, voting together as a single class on an as-converted basis; provided, that such waiver does not affect the holders of any series of Preferred Stock adversely and in a manner different from the holders of any other series of Preferred Stock.

ARTICLE V

The Board of Directors is expressly authorized to make, alter or repeal Bylaws of the Corporation.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VII

(A)                          To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(B)                           The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director or officer at the request of the Corporation or any predecessor to the Corporation.

(C)                           Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Corporation’s Restated Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, before such amendment, repeal or adoption of an inconsistent provision.”

*    *    *

The foregoing Restated Certificate of Incorporation has been duly adopted by this corporation’s Board of Directors and stockholders in accordance with the applicable provisions of Sections 228, 242 and 245 of the Delaware General Corporation Law.

Executed at San Diego, California, on September 19, 2014.

/s/ Charles P. Theuer
Charles P. Theuer, President